Exhibit 4.11

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of February 25, 2016 (the “Effective Date”) by and between North Broward Preparatory Schools, LLC, a Florida limited liability company (“Seller”), and BMOC-MIA (FL) LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

A.                                    Seller is the owner of that certain land and improvements consisting of a United States school described as North Broward Preparatory School located in Coconut Creek, Florida.  The land and improvements comprising the School consists of approximately 3,073,593 square feet and is more particularly described on the attached Exhibit A (the “Land”), and all buildings, structures, fixtures, fittings and equipment located thereon and all rights and appurtenances thereto which comprises a building area of approximately 214,469 square feet (the “Improvements”).

B.                                    Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Property (as defined in Section 2.1 below) upon the following terms, covenants, and conditions.

AGREEMENTS:

In consideration of the foregoing and the mutual covenants and agreements set forth herein, and subject to all of the following terms, provisions and conditions, Seller and Purchaser agree as follows:

1.                                      Recitals/ Definitions.  The Recitals set forth in the beginning of this Agreement form a part of this Agreement.  The following terms for purposes of this Agreement shall have the meanings hereinafter specified (additional terms may be defined elsewhere in the Agreement):

“Additional Earnest Money” means cash in the amount of One Million Four Hundred Thirty Seven Thousand Eight Hundred Thirty Seven and 84/100 Dollars ($1,437,837.84).

“Additional Purchase Contracts” is defined in Section 4.6.2.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Blocked Person” means a person (i) described in Section 1 of the Executive Order or (ii) listed in the “Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers” published by OFAC, 31 C.F.R. Chapter V, Appendix A, as in effect from time to time.

“Camplife Lease” is defined in Schedule 8.1.10.

“Capital Lease Determination” is defined in Section 30.1.

“Closing” is defined in Section 3.

“Closing Costs” is defined in Section 7.

“Closing Date” is defined in Section 3.

“Closing Statement” is defined in Section 3.3.8.

“Deed” is defined in Section 3.3.1.

“Due Diligence” is defined in Section 4.5.1.

“Earnest Money” means the Initial Earnest Money plus Additional Earnest Money, and any accrued interest thereon.

“Effective Date” is defined in the introductory paragraph of this Agreement.

“Exception Documents” is defined in Section 4.1.

“Execution Version of Lease” is defined in Section 2.3.1.

“Hazardous Substances” means any substance that is toxic, radioactive, ignitable, dangerous, harmful, flammable, explosive, reactive or corrosive. and that is, in the form, quantity, condition and location then found upon or under the Property regulated by any governmental authority.  “Hazardous Substance” also includes any and all materials and substances that are defined as “hazardous waste,” “hazardous material,” “hazardous chemical,” “pollutant,” “contaminant” or “hazardous substance,” in the form, quantity, condition and location then found upon the Property pursuant to applicable laws.  “Hazardous Substance” includes asbestos in any form and any substance containing asbestos, polychlorinated biphenyls, petroleum, lead-based paint, mold, and urea formaldehyde foam insulation.

“Improvements” is defined in the recitals of the Agreement.

“Initial Earnest Money” means cash in the amount of Six Hundred Sixteen Thousand Two Hundred Sixteen and 22/100 Dollars ($616,216.22).

“Inspection Period” is defined in Section 4.3.

“Land” is defined in the recitals of this Agreement.

“Leaseback” is defined in Section 2.3.

“Leaseback Lease” means the form lease attached hereto as Exhibit B.

“OFAC” means the United States Office of Foreign Assets Control.

“Permitted Exceptions” is defined in Section 4.3.

“Personal Property” is defined in Section 2.1.3.

“Property” is defined in Section 2.1.

“Property Documents” is defined in Section 4.4.

“Purchase Price” is equal to Sixty-Eight Million Six Hundred Eleven Thousand One Hundred Eleven and 11/100 Dollars ($68,611,111.11).

“Purchaser” is defined in the introductory paragraph of this Agreement.

“Purchaser’s Title Notice” is defined in Section 4.3.

“PWC” is defined in Section 30.1.

“Reports” is defined in Section 4.5.4.

“School” means the Land and Improvements (together, the “School”). School will not include the operating educational business at any of these locations.

“Seller” is defined in the introductory paragraph of this Agreement.

“Significant Portion” is defined in Section 25.1.

“Survey” is defined in Section 4.2.

“Third Party Appraisal” means that certain appraisal procured by Seller in connection with the Capital Lease Determination.

“Title Commitment” means a preliminary title report and commitment for an Owner Policy of Title Insurance in favor of Purchaser covering the Property in the amount of the Purchase Price.

“Title Company” means First American Title Insurance Company.

“Title Policy” is defined in Section 5.

“Transaction Costs” is defined in Section 30.2.

“WPC Group” means CORPORATE PROPERTY ASSOCIATES 18 — GLOBAL INCORPORATED, CORPORATE PROPERTY ASSOCIATES 17 — GLOBAL INCORPORATED, and/or W. P. Carey Inc.

2.                                Purchase and Sale; Purchase Price; Leaseback.

2.1                               Purchase and Sale; Property.  On the Closing Date, Seller shall sell, assign, transfer, grant and convey to Purchaser, and Purchaser shall purchase from Seller, by good and sufficient limited warranty deed to Purchaser, upon all of the terms, covenants and conditions set forth in this Agreement all of the following (collectively, the “Property”):

2.1.1                     good and indefeasible fee simple title to the Land, together with all rights and appurtenances belonging thereto and all right, title and interest of Seller in and to adjacent streets, alleys and rights of way, and right, title and interest of Seller in and to all utilities and utility availability, drainage facilities, easements and utility facilities, sewage treatment capacity and water capacity available to, which serves, or which will serve such land, and all oil, gas and other minerals and water rights with respect thereto.

2.1.2                     the Improvements;

2.1.3                     all of Seller’s right, title and interest in and to the equipment, appliances, tools, permanent fixtures and furniture and other tangible personal property attached to, appurtenant to, located in and used exclusively in connection with the ownership or operation of the Improvements, but specifically excluding trade goods, equipment, furnishings, fixtures and personal property that are integral to Seller’s business at the School (the personal property provided in this Section 2.1.3 to be transferred to Purchaser at Closing being, the “Personal Property”).

2.1.4                     [intentionally omitted].

For and in consideration of the sale, assignment, transfer, grant and conveyance of the Property pursuant to the terms of this Agreement, Purchaser shall pay the Purchase Price  to Seller, in cash or immediately available funds, at Closing (as defined below), subject to the specific adjustments contemplated herein.

2.2                               Earnest Money.  Purchaser will deliver to the Title Company, which shall serve as escrow agent and closing agent, the Initial Earnest Money within one (1) business days after the Effective Date.  The Initial Earnest Money and any accrued interest is refundable to Purchaser only if Purchaser terminates this Agreement pursuant to Section 4.6 or as otherwise expressly provided in this Agreement.

2.2.1                     If Purchaser does not timely terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.6, Purchaser will deliver to the Title Company the Additional Earnest Money within one (1) business day after the expiration of the Inspection Period.  Following the expiration of the Inspection Period, the Earnest Money will be nonrefundable to Purchaser unless (i) the Closing does not occur solely due to a Seller default or (ii) this Agreement is terminated pursuant to Section 25 or otherwise as expressly provided in this Agreement.

2.2.2                     The Earnest Money will be held and administered in accordance with a mutually agreed form of escrow agreement, which shall be executed by Purchaser, Seller and the Title Company prior to depositing the Earnest Money with the Title Company.  The Title Company will invest the Earnest Money, at the instruction and sole election of Purchaser, only in (a) bonds, notes, Treasury bills or other securities constituting direct obligations of, or guaranteed by the full faith and credit of, the United States of America, and in no event maturing beyond the Closing Date, or (b) an interest-bearing account at a commercial bank mutually acceptable to Seller, Purchaser and Title Company.  The investment of the Earnest Money will be at the sole risk of Purchaser.

2.3                               Leaseback.  Seller and Purchaser intend that Seller will leaseback the School from Purchaser following the Closing (the “Leaseback”).

2.3.1                     Following the expiration of the Inspection Period, Purchaser will prepare an execution version of the Leaseback Lease for the School by inserting School specific provisions (e.g. legal descriptions, addresses, leased area) into the Leaseback Lease (the “Execution Version of Lease”).  No later than five (5) business days prior to the Closing Date, Purchaser will deliver the Execution Version of Lease to Seller and following final approval thereof by Seller, the Execution Version of Lease will be final and will be executed by the parties thereto at Closing.

3.                                Closing.  The closing of the sale and purchase of the Property (the “Closing”) hereunder shall be held through an escrow administered by the Chicago, Illinois office of the Title Company. The Closing will take place on or about May 31, 2016 (the “Outside Date”), or such other date that Purchaser and Seller may agree upon (the “Closing Date”); provided that Seller (after the expiration of the Inspection Period), may elect to cause the Closing to occur prior to the Outside Date upon twenty (20) days prior written notice to Purchaser.

3.1                               Seller’s Obligation to Close.  Seller’s obligation to close on the transactions contemplated in this Agreement is subject to the satisfaction of all of the following conditions (any or all of which may be waived in whole or in part by Seller at any time): (i) all representations and warranties by Purchaser set forth in this Agreement shall be true and correct as of the applicable Closing Date in all material respects, and (ii) Purchaser shall have delivered all of Purchaser’s deliverables pursuant to Section 3.4 hereof.

3.2                               Purchaser’s Obligation to Close.  Purchaser’s obligation to close on the transactions contemplated in this Agreement is subject to the satisfaction of all of the following conditions (any or all of which may be waived in whole or in part by Purchaser at any time): (i) all representations and warranties by Seller with respect to Seller and the School set forth in this Agreement shall be true and correct at and as of the Closing Date in all material respects, (ii) Seller shall have delivered all of Seller’s deliverables pursuant to Section 3.3 hereof, and (iii) Seller shall have provided to Purchaser evidence of (a) Camplife Ltd’s consent to the transactions contemplated in this Agreement or (b) an amendment to the Camplife Lease showing that Camplife Ltd’s consent to the transactions contemplated in this Agreement is no longer required pursuant to the terms of the Camplife Lease (either (a) or (b) being in a form acceptable to Purchaser in its commercially reasonable judgment).  For the avoidance of doubt, Purchaser’s ability to secure financing is not a condition to Purchaser’s obligation to close.

3.3                               Seller’s Deliveries.  At the Closing, Seller shall deliver into escrow at Title Company’s Chicago office or cause to be delivered to Purchaser the following documents:

3.3.1                     An executed special warranty (or state equivalent) deed (the “Deed”) for the School conveying title to the Property to Purchaser, subject only to the Permitted Exceptions.  The Deed shall be in recordable form and, upon Closing, shall be recorded in the Real Property Records of the applicable county and state where the subject of the applicable Deed is located.

3.3.2                     An executed owner’s affidavit in customary form acceptable to the Title Company.

3.3.3                     An irrevocable commitment from the Title Company to issue, promptly after the Closing and effective as of the Closing Date, the Title Policy.

3.3.4                     An executed certificate of Non Foreign Status, in a form complying with Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto.

3.3.5                     Evidence of Seller’s capacity and authorization to close the transactions contemplated in this Agreement and the Execution Version of Lease along with formation documents, operating agreements, bylaws, and good standings certificates certified by the relevant jurisdictions and/or the necessary and proper officers of Seller.

3.3.6                     An executed counterpart of a bill of sale conveying the Personal Property.

3.3.7                     An executed counterpart of any required State, County, or Municipal transfer declaration forms or tax forms.

3.3.8                     An executed counterpart of the closing statement prepared by the Title Company (the “Closing Statement”).

3.3.9                     The Personal Property.

3.3.10              An executed counterpart of the Execution Version of Lease.

3.3.11              Such other documents as counsel to Seller and Purchaser may mutually agree are necessary or appropriate to carry out the intents and purposes of this Agreement.

3.3.12              Possession of the applicable Property, subject only to the Permitted Exceptions.

3.3.13              An executed Parent Guaranty in the form attached hereto as Exhibit E (the “Parent Guaranty”) from each of Nord Anglia Education Inc., Nord Anglia Education Limited, and Viking Holding Company, LLC (collectively, the “Guarantor”).

3.3.14              Certificate of Guarantor’s in-house counsel regarding compliance with existing credit facilities in the form attached hereto as Exhibit F.

3.3.15              An executed counterpart to the Construction Agency Agreement along with an executed counterpart to the attached Owner’s Guaranty, in the form attached hereto as Exhibit G, (the “CAA”);

3.3.16              A counterpart of the side letter regarding loans in the form attached hereto as Exhibit H (the “Side Letter”);

3.3.17              An executed certificate of Seller wherein it certifies that each representation and warranty of Seller set forth in Section 8.1 hereof is true and correct in all material respects as of the Closing Date.

3.3.18              Opinion(s) of counsel (such opinion form, and counsel, as acceptable to Purchaser in its commercially reasonable judgment) addressed to Purchaser regarding the Execution Version of the Lease, the CAA, and the Parent Guaranty and covering due authorization, execution, and delivery under the applicable laws of the place of incorporation/formation; enforceability under Florida law with respect to the Execution Version of the Lease and the CAA; enforceability of the Parent Guaranty under New York law; and with respect to the Parent Guaranty, an opinion regarding enforcement of remedies in the jurisdiction of incorporation/formation of Nord Anglia Education Inc. and Nord Anglia Education Limited.

3.4                               Purchaser’s Deliveries.  At the Closing Purchaser shall deliver into escrow at Title Company’s Chicago office the following funds and documents:

3.4.1                     Funds available for immediate disbursement at Closing in an amount equal to the Purchase Price less the Earnest Money, and as adjusted for expenses as provided herein.

3.4.2                     Evidence of Purchaser’s capacity and authorization to close the transactions contemplated in this Agreement.

3.4.3                     A counterpart of a Bill of Sale conveying the Personal Property.

3.4.4                     A counterpart of any required State, County, or Municipal transfer declaration forms.

3.4.5                     A counterpart of the Execution Version of Lease.

3.4.6                     A counterpart of the Closing Statement.

3.4.7                     Such other documents as are contemplated herein or as counsel to Seller and Purchaser may mutually agree are necessary or appropriate to carry out the intents and purposes of this Agreement.

3.4.8                     A counterpart of the Side Letter.

3.4.9                     An executed certificate of Purchaser wherein it confirms that each representation and warranty of Purchaser set forth in Section 8.2 hereof is true and correct in all material respects as of the Closing Date.

3.4.10              A counterpart of the CAA (including Owner’s Guaranty).

4.                                Title and Survey Review.

4.1                               Title Commitment; Exception Documents. Within one (1) business day after the Effective Date, Seller will cause the Title Company to issue, and deliver to Seller and

Purchaser, the Title Commitment, which Title Commitment shall be accompanied by complete and legible copies of all recorded documents relating to easements, rights of way, and other matters affecting title thereto (the “Exception Documents”).

4.2                               Survey.  During the Inspection Period, Purchaser shall be entitled to obtain an ALTA/ACSM Land Title Survey for the School (the “Survey”) and Seller shall reasonably cooperate with Purchaser with respect to Purchaser’s effort in this regard.  Within one (1) business day after the Purchaser’s receipt of the Exception Documents, Purchaser shall engage a surveyor to prepare the Survey.  Promptly upon receipt of such Survey, Purchaser shall forward a copy of the Survey to Seller via email.

4.3                               Title Inspection.  The Purchaser shall have the period commencing on the Effective Date and ending thirty (30) days following receipt of the Property Documents at 5:00 p.m. Central Time (the “Inspection Period”) to examine title to the Property and to make objections thereto, such objections to be made in writing (“Purchaser’s Title Notice”) and delivered to Seller on or before the date that is ten (10) days prior to the expiration of the Inspection Period; provided that to the extent Purchaser shall have not had sufficient time to review the Survey prior to delivery of the Purchaser’s Title Notice, Purchaser shall have the right to supplement Purchaser’s Title Notice so long as such supplement is delivered no later than the date that is five (5) days prior to the expiration of the Inspection Period.  Following receipt of the Property Documents, the parties (directly or through their respective counsel) shall confirm the expiration date of the Inspection Period via email. If Purchaser shall fail to timely make any objections to title pursuant to this Section 4.3 or waives objections to title, Purchaser shall be deemed to have accepted title to the Property.  If any objections to title are timely made by Purchaser pursuant to this Section 4.3, then Seller shall have the right, but not the obligation, to cure (by removal, and if reasonably acceptable to Purchaser, by endorsement of Purchaser’s title insurance policy or otherwise) any or all of such objections on or before the Closing Date.  Seller shall make the aforesaid election by giving notice to Purchaser on or before the date which is five (5) business days after receipt of Purchaser’s Title Notice.  If no such notice from Seller concerning such election is received by Purchaser by such date, then Seller shall be deemed to have elected not to cure any such objections.  If Seller does not elect to cure any of Purchaser’s title objections, then Purchaser shall have the right prior to the expiration of the Inspection Period to either (a) waive the objections noted in Purchaser’s Title Notice or (b) terminate this Agreement pursuant to Section 4.6, in which event the Initial Earnest Money and all interest thereon will be returned to Purchaser and neither party shall have any further obligations to the other party.  If Purchaser does not so elect to terminate this Agreement, then Purchaser shall be deemed to have waived such objections and any objections that Seller has not agreed to cure shall be deemed to be “Permitted Exceptions”.  In no event will Permitted Exceptions include deeds of trust or mortgages, assignments of rents and leases, and financing statements giving notice of liens on fixtures; judgment liens; mechanics’ and materialmen’s liens; tax liens; and all other monetary liens, attributable to Seller. If any exceptions to title are created after the date of the Title Commitment but before Closing, Purchaser will have the right to object to such exceptions (provided that the exceptions are not caused by the acts or omissions of Purchaser) and Seller will have the right to remove such exceptions in the same manner as set forth above in this Section 4.3.

4.4                               Property Documents.  Seller will deliver or make available to Purchaser such documents and information pertaining to the Property as described on Exhibit C hereto (collectively, the “Property Documents”), if any, that are in the possession of the Seller within five (5) business days after the Effective Date.

4.5                               Property Inspection.

4.5.1                     Upon reasonable advanced written notice to Seller (which may be coordinated via email to the following address: Ed Schmidt (Ed.Schmidt@nordanglia.com) with copy to Ben Hall (Ben.Hall@nordanglia.com)), during the Inspection Period, Purchaser may, at Purchaser’s sole cost and expense, conduct Due Diligence of the Property. For the purposes of this Agreement, “Due Diligence” includes (i) Purchaser’s Seller-escorted access to the Schools outside of normal school hours for purposes of conducting inspections, including a complete property condition assessment using professional technical, engineering and structural consultants; (ii) Purchaser’s on-site or other access to the Property Documents; (iii) Purchaser’s right to interview the business manager and property manager operating and managing the Property or Schools; provided, however, that Purchaser may not interview any other personnel at the Property; (v) upon Seller’s prior written consent, Purchaser’s right to interview top management of Nord Anglia Education at its offices in Hong Kong and the United States (via in-person, video conference, or telephone); and (vi) Purchaser’s review of each School’s key performance indicators of the past three (3) years, current budget and one year forecast, and capital programs related to academic and non-academic enhancement plans. While on-site of any School, Purchaser shall not, and shall instruct its contractors and agents to not, interact with any students.

4.5.2                     Purchaser will: (i) maintain comprehensive general liability (occurrence) insurance in an amount not less than Two Million and No/100 Dollars ($2,000,000.00) and on terms (including (A) contractual indemnity coverage with respect to the indemnity in Section 4.5.3 and (B) a requirement that Seller be notified 30 days prior to any cancellation) satisfactory to Seller covering any accident arising in connection with the presence or activities of Purchaser or those entering the Property at the direction of Purchaser for purposes of conducting Due Diligence on the Property, and, prior to entry upon the Property, deliver to Seller a certificate of insurance verifying such coverage and confirming that Seller is named as an additional insured on such coverage; (ii) promptly pay when due the costs of all inspections, entries, samplings and tests and examinations done with regard to the Property; and (iii) promptly restore the Property to its condition as existed immediately prior to any such inspection, investigations, examinations, entries, samplings and tests, but in no event later than ten (10) days after the damage occurs (unless not commercially reasonably to fully address within such ten (10) day period in which case Purchaser may have a reasonable additional time to cure provided that it commences such cure within the 10-day period and thereafter diligently pursues completion of the cure within 120 days thereafter).

4.5.3                     Purchaser hereby indemnifies, defends and holds Seller and its affiliates harmless from any and all loss, claim, action, demand and liability (including reasonable attorneys’ fees) which may arise by virtue of any of property damage or bodily injury, and diligently repair any such damage resulting therefrom, that is a result of Purchaser’s inspections or physical tests and Due Diligence pursuant to this Section 4.  This Section 4 will survive the termination of this Agreement.

4.5.4                     Each of Seller and Purchaser shall be co-addressees, as applicable, of the Survey or any study or report (including phase I environmental assessment, soils study and/or engineering report) performed by or on behalf of Purchaser in connection with the Due Diligence (collectively, the “Reports”).  Purchaser will use commercially reasonable efforts to cause the Reports to be issued in both Purchaser’s and Seller’s names and both parties are entitled to rely on the Reports.

4.6                               Termination During Inspection Period.

4.6.1                     For any reason or no reason in Purchaser’s sole discretion, Purchaser will have the right to terminate this Agreement by written notice to Seller given on or before the expiration of the Inspection Period.  Upon any such termination of this Agreement, neither party will have any further obligations under this Agreement except those obligations that survive the termination of this Agreement.  If Purchaser terminates this Agreement pursuant to this Section 4.6.1, then the Initial Earnest Money will be returned to Purchaser. If Purchaser does not terminate this Agreement pursuant to this Section 4.6.1, Purchaser will be obligated to close on the transaction contemplated herein, except as provided in Section 3.2 or elsewhere in this Agreement.

4.6.2                     Notwithstanding anything to the contrary set forth in Section 4.6.1 above or elsewhere in this Agreement, Seller and Purchaser acknowledge that simultaneously with the entering into of this Agreement, affiliates of Seller and Purchaser are entering into certain Purchase and Sale Agreements for the real property and improvements commonly known as Windermere Preparatory School located in Windermere, Orange County, Florida and The Village School located in Houston, Texas (together “Additional Purchase Contracts”). In accordance therewith, it is the intention of Seller and Purchaser that Purchaser shall have the right to either (a) proceed under both this Agreement and the Additional Purchase Contracts or (b) terminate both this Agreement and the Additional Purchase Contracts.  It follows that if Purchaser terminates this Agreement pursuant to Section 4.6.1, it shall be deemed to have also terminated the Other Purchase Contracts under the corresponding sections (without prejudice to any rights of the purchasers thereunder) and accordingly, if Purchaser does not terminate this Agreement pursuant to Section 4.6.1, it shall be obligated to close on the transactions contemplated under the Other Purchase Contracts (without prejudice to any rights of the purchasers thereunder).

5.                                Owner’s Title Policy.  At the Closing Seller shall cause to be furnished to Purchaser an Owner Policy of Title Insurance, standard to the state in which the School is located, issued by the Title Company, insuring the good and indefeasible fee simple title of Purchaser to the Property for the School in the amount of the Purchase Price (the “Title Policy”).  The cost of the Title Policy will be paid pursuant to Section 7.  The only exceptions to said Owner Policy of Title Insurance shall be (i) the standard printed exceptions contained therein (unless removed pursuant to an endorsement) and (ii) the Permitted Exceptions.

6.                                Prorations.  Seller and Purchaser agree that all expenses of the Property are allocated to the tenant under the Execution Version of the Lease and as such there will be no prorations under this Agreement.

7.                                Expenses.  Purchaser and Seller will equally split all costs relating to the Closing (the “Closing Costs”), including:

7.1                               all applicable transfer taxes, documentary stamp taxes and similar charges relating to the transfer of the Property;

7.2                               the cost of recording all deeds and memorandums of lease;

7.3                               [reserved];

7.4                               the cost for escrow fees and title charges of the Title Company;

7.5                               the cost for the Title Policy plus the following endorsements: Contiguity if applicable, Navigational Servitude if applicable, Survey, and Florida Comprehensive; provided that in all cases, Purchaser’s and Seller’s portion of the costs under this Section 7.5 shall be with full Butler rebate applied;

7.6                               the cost of the Survey;

7.7                               the cost of Purchaser’s Due Diligence, including any appraisal of the Property; and

7.8                               all other costs related to Closing which are agreed to in advance by Purchaser and Seller;

provided that, the Closing Costs will not include (i) the costs of financing obtained by Purchaser, including capital structuring in lieu of traditional financing, and any taxes assessed in relation thereto, including without limitation mortgage taxes, for which Purchaser will be solely responsible; and (ii) attorneys’ fees incurred by either party in connection with the sale or lease of the Property, which shall be borne by the party that incurs them, subject to Section 20. This Section 7 shall survive the Closing.

8.                                Representations and Warranties.

8.1                               Seller’s Representations and Warranties.  Seller represents and warrants to Purchaser that:

8.1.1                     Seller holds good and indefeasible fee simple title to the Property.

8.1.2                     To Seller’s Knowledge, Seller has not received any written notice of any material violation of any ordinance, regulation, law or statute from any governmental agency regarding the Property or the operation of the School which has not been complied with.

8.1.3                     There are no leases, licenses and other agreements to occupy any portion of the Land or the Improvements except (i) the Camplife Lease and (ii) those provided in the Property Documents.

8.1.4                     To Seller’s Knowledge, Seller has not received any written notice of any material action or proceeding (including condemnation proceedings) pending against Seller or the Property before any court or governmental department, commission, board, agency or instrumentality.

8.1.5                     North Broward Preparatory Schools, LLC is a limited liability company duly organized and validly existing under the laws of the state of Florida, and has the full power and authority to execute and deliver this Agreement, and to perform and carry out all covenants and obligations to be performed and carried out by it hereunder.

8.1.6                     Intentionally Omitted.

8.1.7                     No consent, approval, authorization, registration, qualification, designation, declaration or filing with any governmental authority is required in connection with the execution and delivery of this Agreement by Seller.

8.1.8                     To Seller’s Knowledge, there are no actions, suits, proceedings or investigations pending or threatened with respect to the Property, which would materially and adversely affect the value of the Property, or negate the validity or enforceability of the transaction contemplated herein, or which may materially and adversely affect Seller’s ability to perform hereunder.  Materiality for purposes of this Section 8.1.10 shall mean a demand, cause of action, or other liability or potential liability in excess of $1,000,000.

8.1.9                     Seller is not, a “foreign person” within the meaning of Internal Revenue Code Section 1445.

8.1.10              Except as provided in Schedule 8.1.10, execution of this Agreement and all documents executed pursuant to this Agreement, and performance by Seller of its obligations hereunder, will not breach or violate any other agreement, court order or other arrangement by which Seller is bound.

8.1.11              Seller (i) is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. The foregoing representation and warranty in this Section 8.1.13 shall not be deemed to include any representation or warranty as to any shareholder of Seller’s ultimate parent.

8.1.12              To Seller’s Knowledge, the Property Documents delivered or to be delivered to Purchaser hereunder are or will be true and complete copies of those documents in Seller’s possession.

8.1.13              Intentionally Omitted.

8.1.14              Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property.

8.1.15              Seller has not (i) made a general assignment for the benefit of  creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of the Property or all, or substantially all, of Seller’s other assets, (iv) suffered the attachment or other judicial seizure of any of the Property or all, or substantially all, of Seller’s other assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

8.1.16              To Seller’s Knowledge, Seller is not aware of the release, discharge, spill, leakage or presence of Hazardous Substances on, at, in or under the Property in violation of applicable Environmental Laws.

“To Seller’s Knowledge” and similar terms means the present actual (as opposed to constructive or imputed) knowledge solely of the Managing Director of the School (who has significant responsibilities for, and significant familiarity with, such School) as of the Effective Date, without any independent investigation or inquiry whatsoever.  Such individuals are named in this Agreement solely for the purpose of establishing the scope of Seller’s knowledge.  Such individuals shall not be deemed to be parties to this Agreement nor to have made any representations or warranties hereunder, and no recourse shall be had to such individuals for any of Seller’s representations and warranties hereunder (and Purchaser hereby waives any liability of or recourse against such individuals).

8.2                               Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller that:

8.2.1                     Purchaser is not insolvent or bankrupt.

8.2.2                     Purchaser is a limited liability company duly organized and validly existing under the laws of the state of Delaware, and Purchaser has the full right and authority to enter into this Agreement and to consummate the sale, transfer and assignment contemplated herein, and the person or persons signatory to this Agreement and any document executed pursuant hereto on behalf of Purchaser have full power and authority to bind Purchaser.

8.2.3                     No consent, approval, authorization, registration, qualification, designation, declaration or filing with any governmental authority is required in connection with the execution and delivery of this Agreement by Purchaser.

8.2.4                     Execution of this Agreement and all documents executed pursuant to this Agreement, and performance by Purchaser of its obligations hereunder, will not breach or violate any other agreement, court order or other arrangement by which Purchaser is bound.

8.2.5                     Purchaser is not, and to Purchaser’s knowledge, no affiliate of Purchaser is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf of a Blocked Person, or has otherwise been designated as a person (i) with whom an entity organized under the laws of the United States (or a state hereof) is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property.  In addition, neither Purchaser nor any affiliate of Purchaser is located in, or operating from, a country subject to U.S. economic sanctions administered by OFAC. The foregoing representation and warranty contained in this Section 8.2.3 shall not be deemed to include any representation or warranty as to any shareholder of Purchaser’s ultimate parent.

8.3                               Indemnification.  Each party shall indemnify and hold the other party harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys’ fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by such party (or the Property) directly or indirectly arising out of or in connection with any breach of the foregoing representations and warranties.  If Seller reasonably requires, Seller shall promptly update the foregoing representations and warranties prior to Closing if it determines any are not or are no longer true and correct.   The foregoing representations and warranties shall be deemed remade as of Closing and such warranties and representations as so remade, and the indemnity obligation set forth in herein, shall survive Closing.  Notwithstanding the foregoing, if Purchaser becomes aware prior to the Closing that any representation or warranty hereunder is untrue, and Purchaser nonetheless proceeds to close its purchase of the Property (and therefore waives the requirement of delivery of the certificate identified in Section 3.3.17 hereof), then Purchaser shall be deemed to have irrevocably and absolutely waived, relinquished and released all rights and claims against Seller for any damage or other loss arising out of or resulting from such untrue representation or warranty.  Furthermore, in the event that any representation or warranty is promptly updated by Seller as provided for herein, then, (i) if such update is as a result of a change of circumstances rather than such representation or warranty being untrue when made, then such misrepresentation shall not be deemed a breach of this Agreement and shall not trigger any indemnity obligations under this Section 8.3, (ii) if such update is as a result of such representation having been untrue when made, then Seller’s indemnity obligations shall be limited to matters arising prior to the delivery of such update and (iii) for the avoidance of doubt, if such update causes Seller to be unable to deliver the certificate identified in Section 3.3.17 hereof, then, at Purchaser’s election, it shall be  excused from Closing and entitled to prompt return of the Earnest Money.

8.4                               Pre-Closing Covenants.  Between the Effective Date and the Closing, Seller: (i) will continue to operate the School in the same manner as Seller has operated the School prior to the Effective Date; (ii) will pay as they become due any and all taxes and assessments levied against the Property, all utility charges incurred with respect to the Property and all other expenses incurred in the operation of the Property; and (iii) will not grant, create, assume or permit to be created any mortgage, lien, encumbrance, easement, covenant, condition, right-of-way or restriction upon the Property without the consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed.

8.5                               Remedies.

8.5.1                     If Seller defaults in its material obligations under this Agreement prior to Closing for any reason other than Purchaser’s default, Purchaser may, in its sole discretion, upon five (5) days written notice to Seller, if such breach or failure is not cured within such five (5)-day period, either: (i) terminate this Agreement, without further liability on Purchaser’s part in which event the Earnest Money and any accrued interest will be returned to Purchaser as Purchaser’s sole and exclusive remedy and the parties shall have no further obligations to each other; or (ii) enforce specific performance of this Agreement.  Further, if Seller is in breach of its obligations under Section 29 of this Agreement and as a result, enforcement of specific performance is not available, then in addition to the remedies set forth in this Section 8.5.1, Purchaser shall have the right to bring an action for direct and indirect damages (including loss of profits) against Seller for Seller’s default under this Agreement.

8.5.2                     If after the expiration of the Diligence Period, Purchaser defaults in its material obligations under this Agreement prior to Closing for any reason other than Seller’s default, Seller may, in its sole discretion, upon five (5) days written notice to Purchaser, if such breach or failure is not cured within such five (5)-day receive the Earnest Money as liquidated damages as its sole and exclusive remedy and the parties shall have no further obligations to each other.

9.                                As-Is. Purchaser expressly acknowledges and agrees that Purchaser and Purchaser’s agents have reviewed or will review pursuant to the terms of this Agreement all materials regarding the condition of the Property which it deems necessary.  Subject to the representations and warranties set forth herein, Purchaser further acknowledges and agrees that it is buying the Property on an “AS IS” “WHERE IS,” and “WITH ALL FAULTS” basis.  Purchaser is, or after completion of such inspections pursuant to the terms of this Agreement will be, in all respects satisfied with the Property, including the physical condition thereof, and, except for the representations and warranties set forth herein, Purchaser has not relied upon any representation or warranty made by either Seller or any officer, employee, agent or representative of Seller in connection with the Property, including specifically, without limitation, any warranty or representation as to the condition of the planning status, topography, grading, climate, air, flood or mudslide hazards, water rights, water, utilities, present and future zoning, governmental entitlements and restrictions, soil, subsoil, paint or contamination of soil or water, access to public roads or the presence or absence of any hazardous waste.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NO OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE ANY OF THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, SELLER HEREBY DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO THE LAND, INCLUDING WITHOUT LIMITATION, WARRANTIES AS TO QUALITY HABITABILITY, FITNESS, MERCHANTABILITY AND SUITABILITY FOR ANY PURPOSE.  PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY.  PURCHASER HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT WITH ITS COUNSEL AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF.  WITHOUT LIMITATION TO THE FOREGOING, PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY ADDRESSED HEREIN, SELLER’S REPRESENTATIONS AND WARRANTIES DO NOT APPLY TO ANY

ENVIRONMENTAL, HEALTH OR SAFETY MATTERS, INCLUDING WITHOUT LIMITATION ANY MATTERS UNDER ENVIRONMENTAL LAWS.  PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS SECTION 9 ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE FEE PREMISES TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS SECTION 9.  Nothing in this Section 9 will be construed to amend Seller’s obligations as tenant under the Leaseback Lease.

10.                         RESERVED.

11.                         Brokers.  There are no brokers involved in this transaction acting for and on behalf of Purchaser or Seller for which a brokerage commission is or may become due, other than Marcus & Millichap, which broker will be paid by Seller pursuant to a separate agreement. Each party agrees to indemnify and hold the other party harmless from any and all claims for real estate or brokerage commissions or other compensation arising out of or relating to this transaction from any other broker or brokers whose claim for commission or other compensation arises (or is alleged to arise) by, through or under the actions or purported actions of the indemnifying party.

12.                         Notices. Any notice to be given or to be served upon any party hereto, in connection with this Agreement must be in writing to the addresses as follows:

If to Purchaser:

c/o W. P. Carey Inc.

50 Rockefeller Plaza, 2nd Floor

New York, New York 10020

Attention: Gino Sabatini and Zachary Pasanen

Email: gsabatini@wpcarey.com; zpasanen@wpcarey.com

With a copy to:

c/o W. P. Carey Inc.

50 Rockefeller Plaza, 2nd Floor

New York, New York 10020

Attention: Darren M. Sharlach, Esq., Jessica Dolfman Martin, Esq, and
Abigail Lamb, Esq.

Email: dsharlach@wpcarey.com; jdolfman@wpcarey.com, and
alamb@wpcarey.com

If to Seller:	Nord Anglia Education, HK

Attention: Head of Legal Department

Floor 12, St. George’s Building

2 Ice House Street, Central

Hong Kong S.A.R.

Tel +852 3951 1100

Email: Jodie.Coutts@nordanglia.com

with copy to:                         Michael Sawyer Smith

Baker & McKenzie

300 East Randolph Street, Suite 5000

Chicago, IL 60601, USA

Phone:  312-861-8930

Email: Michael.S.Smith@bakermckenzie.com

If any notice is given (a) by a private delivery service or recognized overnight courier, it shall be deemed to have been given and received when delivered or attempted to be delivered to the address of the party to whom it is addressed, and (b) by email transmission, it shall be deemed to have been given and received at the time confirmation of such transmission is received by the sender provided that a confirmation copy of such notice is also delivered by another method permitted under this Section 12.  For the avoidance of doubt, any notice given pursuant to Section 4.6 of this Agreement may be delivered by email so long as it is otherwise delivered in accordance with the terms of this Section 12.

Any party hereto may at any time, by giving five (5) days’ written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice shall be given.

13.                         Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with the internal laws of the State of Florida (without regard to conflicts-of-law principles).  The parties agree that the venue for any cause of action arising hereunder shall be in Miami, Florida.

14.                         Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Purchaser may not assign this Agreement to any other party without the consent of Seller, which consent may be withheld in Seller’s sole discretion.  Notwithstanding the foregoing Purchaser may assign this Agreement prior to the Closing (x) pursuant to Section 28 of this Agreement or (y) to any affiliate of Purchaser that is a wholly owned subsidiary of any entity or entities within the WPC Group without the prior consent of Seller so long as (i) such affiliate assumes all of the obligations of Purchaser under this Agreement, (ii) no such assignment shall have the effect of delaying the Closing in any respect, (iii) no such assignment shall relieve Purchaser from any of Purchaser’s obligations hereunder and (iv) Seller is given written notice of the assignee at least two (2) business days prior to the Closing.

15.                         No Waiver.  One or more waivers of any covenant, term or condition of this Agreement by either party shall not be construed as a waiver of a subsequent breach of the same or any other covenant, term or condition; nor shall any delay or omission by either party to seek a remedy for any breach of this Agreement or to exercise a right accruing to such party by reason of such breach be deemed a waiver by such party of its remedies or rights with respect to such breach.

16.                         Severability.  In case any one or more of the material provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall terminate in its entirety and be of no further force or effect; provided, that if any one or more of the non material provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable nonmaterial provisions had never been contained herein.

17.                         Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter, and this Agreement may be amended or modified only be a written agreement signed by both parties hereto.

18.                         Caption.  The descriptive headings of the sections contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

19.                         Time.  Time is of the essence in the performance of the parties’ respective obligations contained in this Agreement.

20.                         Expenses and Attorneys’ Fees.  Except as specifically provided herein, each party hereto shall bear and pay its own costs and expenses of their respective counsel; provided, that in the event that any dispute between the parties hereto should result in litigation, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable attorneys’ fees, incurred in connection with such litigation. BOTH PARTIES WAIVE TRIAL BY JURY IN ANY CLAIMS OR PROCEEDINGS ARISING FROM OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE PROPERTY.

21.                         Exhibits.  All exhibits and schedules attached to this Agreement are hereby incorporated herein and for all purposes made a part hereof.

22.                         Further Assurances.

22.1                        Seller’s Cooperation.  In addition to the obligations required to be performed hereunder by Seller prior to or at the Closing, Seller agrees to perform such other reasonable acts and to execute, acknowledge and/or deliver subsequent to the Closing such other reasonable instruments, documents and other materials as Purchaser may reasonably request in order to effectuate the consummation of the transactions contemplated herein and to vest title to the Property in Purchaser.

22.2                        Purchaser’s Cooperation.  In addition to the obligations required to be performed hereunder by Purchaser prior to or at the Closing, Purchaser agrees to perform such other reasonable acts, and to execute, acknowledge and/or deliver subsequent to the Closing such other reasonable instruments, documents and other materials, as Seller may reasonably request in order to effectuate the consummation of the transactions contemplated herein.

23.                         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic format (including PDF) shall be equally effective as delivery of a manually executed counterpart of this Agreement.

24.                         Number and Gender.  All words herein shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the context may require.

25.                         Casualty and Condemnation.

25.1                        Significant Casualty.  If, prior to the Closing Date, all or any portion of the Land and Improvements is destroyed or damaged by fire or other casualty, Seller will notify Purchaser of such casualty.  Purchaser will have the option, in the event all or any significant portion of any School is so destroyed or damaged so as to make operation of a School impractical (“Significant Portion”), to terminate this Agreement with respect to such affected School upon notice to Seller given not later than ten (10) days after receipt of Seller’s notice.  If this Agreement is terminated with respect to an affected School, the Earnest Money will not be returned to Purchaser and the parties will proceed to Closing with the remaining Schools, and the Purchase Price will be reduced by the Allocated Percentage of the affected School.  If Purchaser does not elect to terminate this Agreement with respect to the affected School, Seller will not be obligated to repair such damage or destruction but (a) Purchaser shall have the right to act jointly with Seller to adjust the insurance proceeds related to the same, (b) Seller will assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty (excluding any proceeds of insurance that are payable on account of any business interruption, rental insurance or similar coverage intended to compensate Seller for loss of rental or other income from the Property attributable to periods prior to the Closing), (c) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit against cash due at Closing for the amount of the deductible on such insurance policy less any amounts reasonably and actually expended by Seller to collect any such insurance proceeds or to remedy any unsafe conditions at the affected School, and (d) Purchaser shall deliver all insurance proceeds to Seller and Seller will rebuild the Property in accordance with the applicable provisions of the Execution Version of the Lease.

25.2                        Casualty of Less Than a Significant Portion.  If less than a Significant Portion of the Property is damaged as aforesaid, Purchaser shall not have the right to terminate this Agreement and (a) Seller will repair such damage or destruction to the Property through insurance proceeds and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price.

25.3                        Condemnation of Property.  In the event of condemnation or sale in lieu of condemnation of all or any portion of the Property or if Seller shall receive an official notice from any governmental authority having eminent domain power over the Land and Improvements of its intention to take, by eminent domain proceeding, all or any part of the Land and Improvements, prior to the Closing, Purchaser will have the option, by providing Seller written notice within twenty (20) days after receipt of Seller’s notice of such condemnation or sale, of terminating Purchaser’s obligations under this Agreement or electing to have this Agreement remain in full force and effect.  In the event Purchaser does not terminate this Agreement pursuant to the preceding sentence, Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Land and Improvements, and Purchaser will take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price.  Should Purchaser elect to terminate Purchaser’s obligations under this Agreement under the provisions of this Section 25.3, Earnest Money will be returned to Purchaser and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except for obligations that survive the termination of this Agreement.  Notwithstanding anything to the contrary herein, if any eminent domain or condemnation proceeding is instituted (or notice of same is given) solely for the taking of any subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in substantially the same manner as though such rights have not been taken, Purchaser will not be entitled to terminate this Agreement as to any part of the Property, but any award resulting therefrom will be assigned to Purchaser at Closing and will be the exclusive property of Purchaser upon Closing.

26.                         Confidentiality.  Seller views all information of Seller provided or to be provided in writing to Purchaser, including, without limitation, the financial terms of this Agreement and the Leaseback Lease, the marketing and timing for application and enrollment to the Schools, and Seller’s costs, profit and business plans for the Schools (the “Confidential Information”) to be confidential information. Information that becomes generally available to the public shall no longer be deemed Confidential Information. However, Seller shall be entitled to disclosure Confidential Information to third parties without being deemed to have waived its intention to maintain the confidentiality of that Confidential Information. Purchaser will not disclose the Confidential Information to third parties without prior written consent of Seller other than as required by law or to Purchaser’s employees, affiliates, counsel, board members, contractors, lenders, agents and advisors and then subject to their agreement to maintain the confidentiality of that Confidential Information, except that Purchaser shall be permitted to disclosure Confidential Information (i) to the extent required by any governmental authorities; provided that Purchaser will give Seller prior notice of any disclosure requirements and afford Seller a reasonable opportunity to make (and will cooperate with Seller in making) an objection to such disclosure requirement, (ii) to the extent otherwise required by applicable laws or by any subpoena or similar legal process, (iii) in connection with any disclosure pursuant to an arbitration proceeding; provided that such disclosure will not constitute a waiver by Seller of the confidentiality obligations hereunder and the parties will cooperate to maintain the confidentiality of the Confidential Information during the arbitration proceeding, (iv) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to the enforcement of its rights hereunder; provided that Purchaser will cooperate with Seller in any request by Seller to a court to maintain the confidentiality of the Confidential Information, and (v) to the extent such Confidential Information (X) becomes publicly available other than as a result of a breach of this Section 26, or (Y) becomes available to Purchaser or any affiliate thereof on a non-confidential basis from a source other than Seller (unless such source is known to be under a confidentiality agreement with respect to such information).  Purchaser shall not make press releases relating to the Schools or this transaction without Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed); Seller will be notified in writing at least three (3) days in advance of any press release approved by Seller being released by Purchaser.

27.                         Announcements. Neither party shall (and shall procure that its affiliates and advisors shall not) make any press release or other public announcement concerning this Agreement or any ancillary matter, except as required by law, regulation or any competent stock exchange or regulatory body, or as approved by the other party to this Agreement in advance in writing. If Purchaser is required by law or regulation to make an announcement relating to this Agreement or the documents or transactions contemplated hereunder, it shall only make such announcement or disclosure after consultation with Seller and after taking into account Seller’s reasonable requirements as to its timing, content and manner of making.

28.                         Tax Free Exchange. Either party may exchange the Property for like kind property under terms and conditions which qualify for non-recognition, including in connection with a so-called “reverse exchange”, in accordance with and pursuant to Section 1031 of the Internal Revenue Code. Each party agrees to reasonably cooperate with the other party who chooses to effectuate such exchange and to execute and deliver any and all documents that may be reasonably required to effectuate the exchange, including any documentation that may be required in connection with a so called “sandwich lease” to be executed between Purchaser’s exchange accommodation titleholder and Purchaser to be in effect during the exchange period,  provided that neither party shall be obligated to incur any additional cost or liability in connection with the exchange and provided further that, in no event, shall such exchange delay the Closing. A requesting party shall indemnify, defend and hold the other party harmless from any and all closing costs, expenses, liabilities or losses arising by reason of such exchange.

29.                         Exclusivity.  Subject to Purchaser depositing the Earnest Money when due pursuant to this Agreement, through Closing or the earlier termination of this Agreement Seller will not market the Property for sale, and Seller shall not solicit or accept any offers to purchase the Property from any party other than Purchaser.

30.                         Capital Lease Termination Rights.

30.1                        Notwithstanding anything to the contrary set forth in this Agreement, Seller may elect to terminate this Agreement by delivering at least five (5) days prior to the expiration of the Inspection Period a notice to Purchaser containing such termination election and an opinion letter issued by PricewaterhouseCoopers (“PwC”) based on a Third-Party Appraisal that states the Leaseback Lease will be accounted for as “capital lease” as opposed to an “operating lease” (the “Capital Lease Determination”)  because the transactions contemplated in this Agreement are considered not to be “arms-length” due to the Third Party Appraisal concluding that the fair market value for the Property is less than $61,634,435.43.

30.2                        If Seller elects to terminate this Agreement due to the Capital Lease Determination, then, Purchaser shall be entitled to an immediate return of the Earnest Money, and in addition, Seller shall promptly reimburse Purchaser for Purchaser’s documented third-party costs incurred by Purchaser following the signing of this Agreement in undertaking its due diligence with respect to the Property (the “Transaction Costs”).  In furtherance of Section 4.6.2, wherein the parties acknowledge that this Purchase Agreement is being entered into simultaneously with the Additional Purchase Contracts,  if any other Additional Purchase Contracts are terminated under the paragraph corresponding to this Section 30 in such Additional Purchase Contract, then this Agreement will likewise terminate, Purchaser shall be entitled to an immediate return of the Earnest Money, and Seller shall promptly reimburse Purchaser for all Transaction Costs.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth above.

SELLER:

North Broward Preparatory Schools, LLC

By:	/s/ Graeme Halder
Name:	Graeme Halder
Title:	President

Signature Page to North Broward Purchase and Sale Agreement

PURCHASER:

BMOC-MIA (FL) LLC, a Delaware limited liability company

By:	WPC HOLDCO LLC, a Maryland limited liability company, its sole member

By:	W. P. Carey Inc., a Maryland corporation, its sole member

By:	/s/ Gino M. Sabatini
Name:	Gino M. Sabatini
Title:	Managing Director

Signature Page to North Broward Purchase and Sale Agreement

SCHEDULE 8.1.10

Lease date December 1997, between North Broward Preparatory Schools, Ltd. and Camplife, Ltd., as amended by Amendment dated September 9, 2003 (the “Camplife Lease”).

1

EXHIBIT A

LEGAL DESCRIPTION

TRACT 1

Parcel 1

Parcel “A” of THE NORTH BROWARD SCHOOL PLAT, as recorded in Plat Book 163, at page 19 of the public records of Broward County, Florida, less area described as follows:

A portion of Parcel “A”, THE NORTH BROWARD SCHOOL PLAT, according to the plat thereof as recorded in Plat Book 163, page 19 of the public records of Broward County, Florida, more particularly described as follows:

Begin at the southwest corner of said Parcel “A”; thence North 00° 53’ 39” West, along the west line of said Parcel “A”, 318.04 feet; thence North 05° 57’ 18” East, 100.62 feet; thence North 00° 53’ 39” West, 67.22 feet to a point on the arc of a non-tangent curve, concave to the northwest (radial line to said point bears North 82° 55’ 58” West); thence northeasterly along the arc of said curve, having a radius of 2228.00 feet, a central angle of 01° 08’ 19” and an arc distance of 44.27 feet to a point of compound curvature of a curve, concave to the northwest; thence northeasterly along the arc of said curve, having a radius of 2372.00 feet, a central angle of 02° 10’ 03” and an arc distance of 89.73 feet; thence North 47° 48’ 38” East, 39.97 feet to a point on a north line of said Parcel “A”, also being the south right of way line of N.W. 79th Court (last six (6) courses and distances being coincident with the west line of said Parcel “A”); thence North 89° 34’ 58” East, along said north line and south right of way line 478.11 feet to a point on the arc of a tangent curve, concave to the southwest; thence southeasterly along the arc of said curve, having a radius of 25.00 feet, a central angle of 103° 36’ 28” and an arc distance of 45.21 feet to a point of reverse curvature of a curve, concave to the northeast; thence southeasterly along the arc of said curve, having a radius of 60.00 feet, a central angle of 143° 57’ 56” and an arc distance of 150.76 feet to a point hereinafter referred to as Reference Point “A” (last three (3) courses and distances being coincident with the south right of way line of said N.W. 79th Court and a north line of said Parcel “A”); thence South 00° 56’ 38” East, 554.28 feet to a point on the south line of said Parcel “A”; thence South 89° 36’ 39” West, along said south line, 660.42 feet to the Point of Beginning.

TOGETHER WITH:

Begin at aforementioned Reference Point “A”; thence North 00° 56’ 38” West, 92.15 feet to a point on the arc of a non-tangent curve, concave to the southwest (a radial line to said point bears North 38° 53’ 13” East) and the Point of Beginning; thence northwesterly along the arc of said curve, having a radius of 60.00 feet, a central angle of 39° 43’ 18” and an arc distance of 41.60 feet to a point on a north line of said Parcel “A”; thence North 89° 34’ 58” East, along said north line, 38.32 feet to a point of intersection of said north line and a west line of said Parcel “A”; thence South 00° 56’ 38” East, along the southerly extension of said west line, 13.57 feet to the Point of Beginning.

2

Parcel 2

The West one-half of Tract 28, lying south of the Hillsboro Canal, and the West one-half of Tract 29, together with the 30 foot vacated road lying between said Tracts 28 and 29, vacated by Resolution recorded in Official Records Book 4538, page 810, together with the East 50 feet of Tract 30 and the East 50 feet of the South one-half of the vacated road lying north of Tract 30, vacated by Resolution recorded in Official Records Book 4538, page 810, all in Block 83, PALM BEACH FARMS COMPANY PLAT NO. 3, according to the plat thereof as recorded in Plat Book 2, page 53 of the public records of Palm Beach County, Florida. Said lands situate, lying and being in Broward County, Florida.

Parcel 3

Tract 38 less the West 50 feet, Block 83, PALM BEACH FARMS COMPANY PLAT NO. 3, according to the plat thereof as recorded in Plat Book 2, page 53 of the public records of Palm Beach County, Florida. Said lands situate, lying and being in Broward County, Florida.

Parcel 4

Tract 37 in Block 83, less the West 50 feet, of PALM BEACH FARMS COMPANY PLAT NO. 3, according to the plat thereof as recorded in Plat Book 2, page 53 of the public records of Palm Beach County, Florida; said lands lying in Broward County, Florida.

And

The West 50 feet of Tract 38 in Block 83 of PALM BEACH FARMS COMPANY PLAT NO. 3, according to the plat thereof as recorded in Plat Book 2, page 53 of the public records of Palm Beach County, Florida; said lands situate, lying and being in Broward County, Florida.

Parcel 5

A portion of Parcel “A”, THE NORTH BROWARD SCHOOL PLAT, according to the plat thereof as recorded in Plat Book 163, page 19 of the public records of Broward County, Florida, more particularly described as follows:

Begin at the southwest corner of said Parcel “A”; thence North 00° 53’ 39” West, along the west line of said Parcel “A”, 318.04 feet; thence North 05° 57’ 18” East, 100.62 feet; thence North 00° 53’ 39” West, 67.22 feet to a point on the arc of a non-tangent curve, concave to the northwest (radial line to said point bears North 82° 55’ 58” West); thence northeasterly along the arc of said curve, having a radius of 2228.00 feet, a central angle of 01° 08’ 19” and an arc distance of 44.27 feet to a point of compound curvature of a curve, concave to the northwest; thence northeasterly along the arc of said curve, having a radius of 2372.00 feet, a central angle of 02° 10’ 03” and an arc distance of 89.73 feet; thence North 47° 48’ 38” East, 39.97 feet to a point on a north line of

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said Parcel “A”, also being the south right of way line of N.W. 79th Court (last six (6) courses and distances being coincident with the west line of said Parcel “A”); thence North 89° 34’ 58” East, along said north line and south right of way line 478.11 feet to a point on the arc of a tangent curve, concave to the southwest; thence southeasterly along the arc of said curve, having a radius of 25.00 feet, a central angle of 103° 36’ 28” and an arc distance of 45.21 feet to a point of reverse curvature of a curve, concave to the northeast; thence southeasterly along the arc of said curve, having a radius of 60.00 feet, a central angle of 143° 57’ 56” and an arc distance of 150.76 feet to a point hereinafter referred to as Reference Point “A” (last three (3) courses and distances being coincident with the south right of way line of said N.W. 79th Court and a north line of said Parcel “A”); thence South 00° 56’ 38” East, 554.28 feet to a point on the south line of said Parcel “A”; thence South 89° 36’ 39” West, along said south line, 660.42 feet to the Point of Beginning.

TOGETHER WITH:

Begin at aforementioned Reference Point “A”; thence North 00° 56’ 38” West, 92.15 feet to a point on the arc of a non-tangent curve, concave to the southwest (a radial line to said point bears North 38° 53’ 13” East) and the Point of Beginning; thence northwesterly along the arc of said curve, having a radius of 60.00 feet, a central angle of 39° 43’ 18” and an arc distance of 41.60 feet to a point on a north line of said Parcel “A”; thence North 89° 34’ 58” East, along said north line, 38.32 feet to a point of intersection of said north line and a west line of said Parcel “A”; thence South 00° 56’ 38” East, along the southerly extension of said west line, 13.57 feet to the Point of Beginning.

LESS AND EXCEPT:

A portion of Parcel “A”, THE NORTH BROWARD SCHOOL PLAT, according to the plat thereof as recorded in Plat Book 163, page 19 of the public records of Broward County, Florida, more particularly described as follows:

Commence at the most northerly northwest corner of said Parcel “A”; thence South 00° 56’ 38” East, along the west line of said Parcel “A”, 240.51 feet; thence South 89° 34’ 58” West, along the north line of said Parcel “A”, 38.32 feet; thence South 00° 50’ 04” East, 120.00 feet to a point on the curve of a cul-de-sac of said Parcel “A” and the POINT OF BEGINNING; thence South 89° 09’ 56” West, 31.56 feet to a point of curvature of a curve concave to the northeast; thence northwesterly along the arc of said curve, having a radius of 60.00 feet and a central angle of 83° 24’ 05”, a distance of 87.34 feet to a point of reverse curvature of a curve concave to the southwest; thence westerly along the arc of said curve, having a radius of 20.00 feet and a central angle of 82° 59’ 02”, a distance of 28.97 feet to a point of tangency; thence South 89° 34’ 58” West, 209.11 feet to a point of curvature of a curve concave to the northeast; thence northwesterly along the arc of said curve, having a radius of 69.00 feet and a central angle of 60° 28’ 42”, a distance of 72.83 feet to a point on the north line of said Parcel “A”; thence North 89° 34’ 58” East, along said north line, 297.50 feet to a point of curvature of a curve concave to the southwest; thence southerly along the arc of said curve, having a radius of 25.00 feet and a central angle of 103° 36’ 28”, a distance of 45.21 feet to a point of reverse curvature of a curve concave to the northeast; thence southeasterly along the arc of said curve, having a radius of

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60.00 feet and a central angle of 104° 01’ 31”, a distance of 108.93 feet to the Point of Beginning. (The previous three courses and distances being along the boundary of said Parcel “A”.)

Parcel 6

The North 128 feet of Tract 34, Block 83, PALM BEACH FARMS COMPANY PLAT NO. 3, less the East 25 feet, according to the map or plat thereof as recorded in Plat Book 2, page 45 of the public records of Palm Beach County, Florida, said lands situate, lying and being in Broward County, Florida.

Parcel 7

The South 128 feet of the North 256 feet of Tract 34 in Block 83 of PALM BEACH FARMS COMPANY PLAT NO. 3, according to the plat thereof as recorded in Plat Book 2, page 45 of the public records of Palm Beach County, Florida, said property situate, lying and being in Broward County, Florida.

Parcel 8

All that part of the East 322.50 feet of Tract 25, Block 83, lying south of the Hillsboro Canal, PALM BEACH FARMS COMPANY PLAT NO. 3, according to the plat thereof as recorded in Plat Book 2, pages 45 through 54, public records of Palm Beach County, Florida, said lands situate, lying and being in Broward County, Florida.

Parcel 9

Lots 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10 of MARBLE HEAD SUBDIVISION - SECTION I, according to the plat thereof recorded in Plat Book 165, page 49 of the public records of Broward County, Florida, together with the previously dedicated rights of way vacated by Resolution 2004-276 dated March 23, 2004 and recorded April 5, 2004 in Official Records Book 37187, page 1861 of the public records of Broward County, Florida.

Parcel 10

A non-exclusive easement for ingress and egress for the benefit of Parcels 6 and 7 described above, created by, and more particularly described in the Grant of Easement recorded in Official Records Book 7018, page 338 of the public records of Broward County, Florida.

TRACT 2

Parcel 1

Parcel “B” of SPRINGS PARK, according to the plat thereof recorded in Plat Book 77, page 2 of the public records of Broward County, Florida.

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Parcel 2

Lot 3, Block E of SPRINGS PARK, according to the plat thereof recorded in Plat Book 77, page 2 of the public records of Broward County, Florida.

Parcel 3

Parcel “E” of SPRINGS PARK, according to the plat thereof recorded in Plat Book 77, page 2 of the public records of Broward County, Florida.

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EXHIBIT B

FORM OF LEASEBACK LEASE

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EXHIBIT C

PROPERTY DOCUMENTS

1.              Copies of the Phase I reports conducted by TRC Environmental Corporation for the Property;

2.              Copies of site plans and topographical maps related to the Property and authorize release from architects and/or engineers of shell building plans, specifications, permits, and entitlements for the Property;

3.              Authorize release of copies of all soils, geological and engineering reports related to the Property;

4.              Copies of all utility agreements and reservations related to the Property, to the extent not recorded;

5.              If applicable, copies of all leases of all or any part of the Property and other agreements relating to the use and operation of all or any part of the Property;

6.              Certificates of existing property and casualty insurance coverages and policies for the School;

7.              Descriptions of all existing material litigation involving the Property or any aspects of the School’s operations;

8.              Operating statements and capital expenditures for the Property for the periods: prior three years, year to date fiscal year 2016 and fiscal year 2016 budget;

9.              Any other information, reports, and analyses requested by Purchaser reasonably deemed necessary to complete its Due Diligence for the Property.

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EXHIBIT D

[RESERVED]

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Draft of ____/____/____

EXHIBIT E

PARENT GUARANTY

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Draft of ____/____/____

EXHIBIT F

STRICTLY PRIVATE AND CONFIDENTIAL — FOR THE ADDRESSEE ONLY

[INSERT NAME OF BUYER]

c/o W.P. Carey Inc.

50 Rockefeller Plaza, 2nd Floor

New York, New York 10020

Attention: Director, Asset Management

[INSERT DATE OF CLOSING]

Dear Sirs,

Nord Anglia Education — Credit Agreement

Reference is made to the Amended and Restated Credit and Guaranty Agreement dated 25 June 2015 and entered into by and between, inter alia, (1) Nord Anglia Education Finance LLC as Borrower, (2) Nord Anglia Education, Inc. as Parent and as a Guarantor, (3) certain subsidiaries of Nord Anglia Education, Inc. as Guarantors, including  Nord Anglia Education Limited, and Viking Holding Company, LLC and (4) Goldman Sachs Bank USA, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. as Joint Lead Arrangers, Joint Lead Bookrunners and Joint Syndication Agents (the “Credit Agreement”).

Reference is further made to the purchase agreement (“Purchase Agreement”) dated ______________ 2016 and entered into between [INSERT APPLICABLE SELLER Collegiate Prep Realty, LLC, Village Real Estate LLC and North Broward Preparatory Schools, LLC] (“Sellers”) and [INSERT APPLICABLE PURCHASER](as “Purchaser”), whereby the Seller wishes to sell to and lease back from the Purchaser that certain land on which the Seller operate the school known as [INSERT APPLICABLE SCHOOL Windermere Preparatory School, The Village School and North Broward Preparatory School] (the transactions contemplated under the Purchase Agreement being herein referred to as the “Sale and Leaseback”).

It is confirmed that:

•                  The Appendix annexed hereto is a true and accurate extract of Sections 2.14(a), 6.6 and 6.8 of the Credit Agreement as in force on the date of this letter.

•                  Entry into and completion of the Sale and Leaseback by the Sellers and Nord Anglia Education, Inc., Nord Anglia Education Limited, and Viking Holding Company, LLC as Guarantor, in accordance with the terms of the Purchase Agreement, is in compliance with the terms of the Credit Agreement, including Sections 2.14(a), 6.6 and 6.8 thereof.

•                  The Credit Agreement does not restrict Nord Anglia Education, Inc., Nord Anglia Education Limited, or Viking Holding Company, LLC (individually or collectively) from guaranteeing the obligations of the Seller pursuant to the Sale and Leaseback Transaction.

Yours sincerely,

Jodie Coutts
Head of Legal
Nord Anglia Education

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Draft of ____/____/____

EXHIBIT G

FORM OF CONSTRUCTION AGENCY AGREEMENT

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Draft of ____/____/____

EXHIBIT H

SIDE LETTER

[INSERT TENANT LETTERHEAD]

______________, 20_____

[INSERT RELEVANT LANDLORD]

c/o W. P. Carey Inc.

50 Rockefeller Plaza

Second Floor

New York, NY  10020

Re:               Lease Agreement, dated as of ____________, 20_____, between ________________________________________________________ and _______________________________________________ (the “Lease”)

Gentlemen:

In consideration of the execution and delivery of the above-referenced Lease by [INSERT RELEVANT LANDLORD]a Delaware limited ________ (together with its successors and assigns, “Landlord”), ____________________________ (together with its successors and assigns, “Tenant”) hereby covenants and agrees with Landlord that, in connection with the closing of a Loan (as defined in the Lease), Tenant shall execute and deliver to Landlord a letter in substantially the form attached hereto as Exhibit “A”.

Very truly yours,

By:
Name:
Title:

Loan Letter for _________________________

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Draft of ____/____/____

EXHIBIT A

[INSERT TENANT LETTERHEAD]

______________, 20_____

[INSERT RELEVANT LANDLORD]

c/o W. P. Carey Inc.

50 Rockefeller Plaza

Second Floor

New York, NY  10020

Re:               Lease Agreement, dated as of ____________, 20_____, between ________________________________________________________ and _______________________________________________ (the “Lease”)

Gentlemen:

Reference is made to that certain $______________ loan (the “Loan”) made by ____________________________ (together with its successors and assigns, “Lender”) to __________________________________ (together with its successors and assigns, “Landlord”), which Loan is secured by, inter alia, a certain [Mortgage] of even date herewith (the “Mortgage”) encumbering certain property located in __________________________ (the “Property”), which Property is leased to ___________________________ (together with its successors and assigns, “Tenant”) pursuant to the above-referenced Lease.

In consideration of the execution and delivery of the Lease by Landlord and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant hereby covenants and agrees with Landlord that, in the event Tenant or any Affiliate (as hereinafter defined) of Tenant purchases the interest of Lender in the Loan, Tenant or such Affiliate will not exercise any of the remedies provided to Lender under the Mortgage or any of the other documents evidencing or securing the Loan if and so long as an Event of Default exists and is continuing under the Lease.

For the purposes hereof, the term “Affiliate” means as applied to a person or entity, any other person or entity who directly or indirectly owns or controls 50% or more of the stock having voting power or partnership or membership interests or any person or entity directly or indirectly controlling, controlled by, or under common control with, that person or entity.

“Controls”, “controlled by” and “under common control with” each refers to the effective power, directly or indirectly, to direct or cause the direction of the management and

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policies of the person, trust, corporation, partnership, limited liability company, venture or other entity in question, whether by contract or otherwise.

Very truly yours,

By:
Name:
Title:

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